For Immediate Release
Tuesday, February 11, 2014
Contacts:
Investors - Ryan Hornaday
317.684.6549
Media - Kate Snedeker
317.258.3748

Emmis Announces Acquisition of WBLS-FM and WLIB-AM in New York
$131 million accretive transaction will nearly double company’s station operating income

Indianapolis…Emmis Communications Corporation (Nasdaq: EMMS) has reached an agreement with YMF Media to purchase urban adult contemporary WBLS 107.5 FM, the No. 2 radio station in New York, and its sister station, WLIB 1190 AM, NY’s first African-American targeted station offering an urban gospel format, for $131 million in cash.

Emmis, which already owns WQHT, HOT 97 in New York, will nearly double the company’s annual station operating income through this acquisition.

“Today’s announcement is indicative of our belief in the US radio industry and our desire to increase our footprint in the nation’s largest market,” said Jeff Smulyan, President & CEO of Emmis Communications. “Emmis has deep ties to the New York African-American community, and it is with great pride we take the helm of these iconic stations.”

The purchase price will be paid in two installments. The first payment of approximately $55 million will occur promptly after the initial grant of the FCC’s consent to assignment of the stations’ FCC licenses, expected to be in the summer of 2014. The second payment of approximately $76 million will occur in February 2015. Emmis will finance the acquisition through a new senior credit facility and plans to access the institutional loan market in the coming months. Emmis expects its senior secured debt-to-EBITDA leverage ratio (calculated in accordance with the Company’s existing credit agreement) to remain below 5x following the acquisition.

The acquisition is subject to the expiration or earlier termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvement Act of 1976, a standard anti-trust review. Emmis and YMF will request early termination of the waiting period, which could allow the company to begin programming the stations under a Local Programming and Marketing Agreement (LMA) on or around March 1. The monthly LMA fee will be $1.275 million until the first purchase price payment. Thereafter, the monthly LMA fee will be reduced to $0.74 million and will continue until the second closing.

During calendar 2013, WBLS and WLIB reported approximately $31.9 million of net revenues and approximately $16.5 million of station operating expenses, excluding depreciation and amortization, resulting in approximately $15.4 million of station operating income. In addition, Emmis expects to realize approximately $3 million of annual expense savings by combining these stations with HOT 97 in New York. Pro forma for these expected cost savings, the purchase price of $131 million represents a buyer’s multiple of 7.1x the stations’ calendar 2013 station operating income.

The WBLS/WLIB operations and studios have been co-located with HOT 97 since 2012, and more than 40% of their employees are Emmis alumni.

Exhibit 99.1 - Page 1

Deon Levingston, CEO of YMF Media and General Manager of WBLS/WLIB, will become GM of Emmis’ New York cluster when the LMA commences. Levingston previously worked for Emmis in various management roles.

Moelis & Company acted as exclusive financial advisor to YMF Media in connection with the transaction. Edinger Associates PLLC served as counsel to Emmis and Greenberg Traurig, LLP served as counsel to YMF on the transaction.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income and EBITDA are not measures of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income and EBITDA are not standardized measures and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation, and defines EBITDA in the manner currently calculated under the Company’s existing credit agreement.

Emmis Communications - Great Media, Great People, Great Service®
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 10th largest publicly traded radio portfolio in the United States based on total listeners. Emmis owns 18 FM and 3 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN. One of our FM radio stations in New York is operated pursuant to a Local Marketing Agreement (“LMA”) whereby a third party provides the programming for the station and sells all advertising within that programming.

Exhibit 99.1 - Page 2

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will,” “plan,” “should” or “could” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

• general economic and business conditions;
• fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
• increased competition in our markets and the broadcasting industry;
•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions or to consummate dispositions;

•	changes in audience measurement systems

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

Exhibit 99.1 - Page 3